Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-184785, 333-179099, 333-133858, 333-40369, 333-115052, 333-65219 and 333-159093) and Form S-8 (Nos. 333-80575, 333-179097, 33-53030, 33-86910, 333-08623, 333-34163, 333-63374, 333-106754, 333-159094, 333-196746 and 333-237035) of Research Frontiers Incorporated of our report dated March 9, 2023, relating to the consolidated financial statements of Research Frontiers Incorporated as of December 31, 2022 and 2021 and the years then ended included in this Annual Report on Form 10-K of Research Frontiers Incorporated for the year ended December 31, 2022.

/s/ CohnReznick LLP

March 9, 2023
Melville, New York